O’Sullivan Industries Announces Fiscal Year 2004 First Quarter Results

Lamar, MO, October 27, 2003 O’Sullivan Industries Holdings, Inc. (Other OTC – Senior Preferred Stock – OSULP.PK), a leading manufacturer of ready-to-assemble furniture, today announced its fiscal 2004 first quarter operating results for the period ended September 30, 2003.

Our subsidiary, O’Sullivan Industries, Inc., previously announced the completion of a $100 million senior secured notes offering and a new $40 million senior secured revolving credit facility. The proceeds were used to repay O’Sullivan’s existing $88.3 million senior credit facility and related fees and expenses. Richard Davidson, president and chief executive officer of O’Sullivan Furniture, stated, “This transaction solidifies our capital structure and improved our financial flexibility by eliminating our debt amortization until 2008 and removing the quarterly financial covenant requirements. Additionally, this transaction increased the amount of credit available from our revolving credit agreement and extended the maturity date of our revolver until 2008.”

First Quarter Results

Net sales for the first quarter of fiscal 2004 were $71.5 million, about the same as sales of $71.6 million in the comparable period a year ago.

Operating income for the first quarter of fiscal 2004 was $3.8 million, or 5.4% of net sales, a decrease of 51.6% from operating income of $7.9 million, or 11.1% of net sales, in the comparable period a year ago. The decrease in operating income was generally caused by lower production levels adversely affecting our fixed cost absorption as well as increased promotional activities with several of our major retail partners.

Net loss for the first quarter of fiscal 2004 was $7.3 million compared to net income of $1.5 million in the comparable period a year ago. The net loss for the current year period reflects the reduction in operating income noted above as well as the write-off of debt issuance costs related to our previous senior secured credit facility. The net loss also reflects increased interest expense due to the recent adoption of an accounting pronouncement, Statement of Financial Accounting Standard No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, that resulted in us accounting for dividends on our mandatorily redeemable senior preferred stock as interest expense.

EBITDA for the first quarter of fiscal 2004 was $3.9 million, or 5.4% of net sales, compared to EBITDA of $11.2 million, or 15.6% of net sales in the comparable period a year ago. The current year EBITDA amount reflects the $3.3 million in other financing costs for the write-off of debt issuance costs related to our previous senior secured credit facility. The attached table reconciles net income to EBITDA.

EBITDA should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles. EBITDA may differ in the method of calculation from similarly titled measures used by other companies. EBITDA provides another measure of the operations of our business and liquidity prior to the impact of interest, taxes and depreciation. Further, EBITDA is a common method of valuing companies such as O’Sullivan.

Working Capital

Cash on hand at September 30, 2003 was $14.3 million compared to $13.3 million in the prior year. Inventory at September 30, 2003 dropped to $45.3 million from $57.0 million in the prior year period, a decrease of $11.7 million, or 20.6%, as we aligned our inventory levels with sales. Accounts receivable levels at September 30, 2003 were $34.0 million. This balance is flat in comparison to the prior year period.

Net cash provided by operating activities for the first quarter of fiscal 2004 was $4.1 million, compared to net cash used by operating activities of $7,000 in the comparable period a year ago. Capital expenditures for the first quarter of fiscal 2004 were $244,000, a decrease of $1.3 million, or 84.3%, from the $1.6 million spent in the comparable period a year ago.

Total long-term debt at September 30, 2003 was $220.3 million compared to $233.9 million in the comparable period a year ago, a decrease of $13.6 million, or 5.8%. The September 30, 2003 balance reflects our previously announced $100 million senior secured notes offering.

Management Comments

“O’Sullivan Furniture recently returned from the International Furniture Market in High Point, NC where the company introduced approximately 100 new products,” said Mr. Davidson. “The recent High Point market provided the venue for our customers to see the breadth of brand and product strategies offered by O’Sullivan Furniture. We showcased our Intelligent Designs®, Home Architecture®, Coleman® and O’Sullivan Furniture® products. These products demonstrated the innovations and market strategies that are enabling O’Sullivan Furniture to tap into new markets to enhance the breadth of our offerings.

Mr. Davidson continued, “During the recent High Point market, O’Sullivan Furniture added the Home Architecture ® brand initiative to our strategy for future growth. This brand, and its products, will position O’Sullivan Furniture to be a strong competitor in the growing market for furniture that accommodates the next generation of electronic entertainment components. This initiative is just another example of the innovative products that are beginning to redefine O’Sullivan Furniture.”

Mr. Davidson concluded, “We have seen an improvement in point of sale trends versus the depressed levels of the first two quarters of this calendar year, and we have begun to benefit from the sales of products from our new Coleman garage storage and Intelligent Designs commercial office furniture initiatives. Based on this, we currently expect sales in the second quarter of fiscal 2004 to be about $70 to $75 million. Further, we anticipate operating income in the second quarter of fiscal 2004 to be approximately $5.5 to $6.0 million.”

Conference Call

O’Sullivan Furniture will host a conference call on October 28, 2003 at 9:00 a.m. cst (10:00 a.m. est).

To participate in the call, dial (913) 981-5542 five to ten minutes prior to the scheduled start time. The conference moderator will establish your participation in the call. You must reference the conference pass code of 771911. For those who are unable to participate in the call, playbacks are scheduled to begin at noon, 12:00 p.m. (cst) on October 28, 2003 through midnight on November 4, 2003. Please call (719) 457-0820 and reference the conference pass code of 771911.

For your convenience, we have added an audio webcast of the conference call to the O’Sullivan Furniture web site at www.osullivan.com. The confirmation number is 771911 and leave the pass code field blank.

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review the Company’s 10-K and most recent 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
Phillip J. Pacey, Senior Vice President and CFO (417) 682-8312

O’Sullivan Industries Holdings, Inc.
First Quarter Results
Consolidated Statement of Operations
(in thousands)
(unaudited)

	Three months ended September 30,
	2003	2002	% Change
Net sales	$71,464	$71,557	0%
Cost of sales	57,156	51,584	11%

Gross profit	14,308	19,973	-28%
Percent of net sales	20.0%	27.9%
Selling, marketing and administrative	10,476	12,059	-13%

Operating income	3,832	7,914	-52%
Percent of net sales	5.4%	11.1%
Interest expense, net	7,837	6,375	23%
Other financing costs	3,294	-

Income (loss) before income taxes	(7,299)	1,539	-574%
Income tax provision	-	-	-

Net income (loss)	(7,299)	1,539	-574%
Dividends and accretion on preferred stock	(2,999)	(3,482)	-14%

Net loss attributable to common stockholders	$(10,298)	$(1,943)	430%

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,		June 30,
Assets	2003	2002	2003
Current assets:
Cash and cash equivalents	$14,334	$13,327	$7,977
Trade receivables, net	33,979	34,028	25,032
Inventories, net	45,278	57,006	52,426
Prepaid expenses and other assets	2,508	3,478	2,772

Total current assets	96,099	107,839	88,207

Property, plant and equipment, net	68,831	77,373	71,867
Other assets	9,625	18,749	9,226
Goodwill, net	38,088	38,088	38,088

	$212,643	$242,049	$207,388

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$10,752	$11,908	$10,006
Current portion - long term debt	-	8,495	4,039
Accrued advertising	9,110	12,901	9,493
Accrued liabilities	13,638	15,472	12,043
Payable to RadioShack	6,798	10,337	6,798

Total current liabilities	40,298	59,113	42,379

Long term debt - less current portion	220,344	225,399	209,405
Sr preferred stock	22,965	19,182	21,933
Non-current liabilities	9,107	6,621	6,762
Payable to RadioShack	65,269	67,940	65,269
Stockholders' deficit	(145,340)	(136,206)	(138,360)

	$212,643	$242,049	$207,388

Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended September 30,
	2003	2002
Net cash provided (used) by operating activities	$4,102	$(7)
Cash flows used by investing activities	(244)	(1,557)
Net cash flows provided (used) for financing activities	2,499	(886)

Net increase (decrease) in cash and cash equivalents	6,357	(2,450)
Cash and cash equivalents, beginning of period	7,977	15,777

Cash and cash equivalents, end of period	$14,334	$13,327

Reconciliation of Net Income to EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,
	2003	2002
Net income (loss)	$(7,299)	$1,539
Income tax provision	-	-
Interest expense, net	7,837	6,375
Depreciation and amortization	3,312	3,264

EBITDA	$3,850	$11,178

EBITDA as a percent of sales	5.4%	15.6%

Schedule of Interest Expense
(in thousands)
(unaudited)

	Three Months Ended September 30,
	2003	2002
Interest expense on senior credit facility,
industrial revenue bonds and senior
subordinated notes	$5,559	$5,876
Interest income	(29)	(58)
Non-cash items:
Interest expense on O’Sullivan Holdings note	667	594
Interest expense on Sr. Preferred Stock	1,033	-
Interest rate collar	-	(584)
Amortization of debt discount	166	144
Amortization of loan fees	441	403

Net interest expense	$7,837	$6,375